CUSIP No. 374297 10 9	13G	Page 10 of 10 Pages

Exhibit 99.1

JOINT FILING AGREEMENT

The undersigned hereby agree that the statement on Schedule 13G with respect to the shares of Common Stock and Series A Participating Convertible Redeemable Preferred Stock of Getty Realty Corp. dated as of February 28, 2002, is, and any amendments thereto (including amendments on Schedule 13D) signed by each of the undersigned shall be, filed on behalf of each of us pursuant to and in accordance with the provisions of Rule 13d-1(c) under the Securities Exchange Act of 1934.

Date: February 14, 2011	/s/ Howard B. Safenowitz
Howard B. Safenowitz

Date: February 14, 2011	SAFENOWITZ FAMILY CORP.,
a California corporation

/s/ Howard B. Safenowitz
By: Howard B. Safenowitz
Its: President

Date: February 14, 2011	SAFENOWITZ PARTNERS, LP,
a California limited partnership

By: SAFENOWITZ FAMILY CORP.,
a California corporation,
its general partner

/s/ Howard B. Safenowitz
By: Howard B. Safenowitz
Its: President